 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2011

H & H IMPORTS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53539	80-0149096
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of	Identification No.
incorporation)

14044 Icot Boulevard

Clearwater, Florida 33768

(Address of principal executive offices) (Zip Code)

727.288.2739

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other  Events

On October 19, 2010, TV Goods Inc. (“TVG”), a wholly-owned subsidiary of H&H Imports, Inc. (the “Company”), announced that it entered into a tri -party Infomercial Production and License Agreement dated October 13, 2010 (“Marketing Agreement”) with Sleek Audio, LLC (“Sleek”) and G-Unit Brands, Inc. (“G-Unit”)  relating to the promotion and sale of certain Sleek products (the “Products”) via direct response television and other forms of marketing. On March 10, 2011, G-Unit notified Sleek, its licensee, that G-Unit was terminating its Brand Licensing Agreement with Sleek for various matters and was in no way due to  the performance or non-performance on the part of TVG.  Although TVG was in full compliance with its obligations under the tri-party Agreement, the termination of the Brand License Agreement (to which neither the Company nor TVG was a party) automatically triggered a termination of the tri-party agreement on March 10, 2011.  TVG was notified of the Marketing Agreement’s termination on March 24, 2011. Subsequently, SMS Audio LLC ( “SMS”) (an affiliate of G-Unit) and TVG have entered into a Term Sheet to continue working together directly to globally market a product via direct response television that will bear the name “Sleek by 50” that SMS has reached a preliminary agreement with Sleek to acquire.  The transaction described in the term sheet between TVG and SMS  will become effective upon SMS consummating the acquisition of the product from Sleek and the execution of a definitive agreement by TVG and SMS.”

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

H & H IMPORTS, INC.

By:	/s/ Steve Rogai
Steve Rogai
President

Date: March 30, 2011